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                                                                  EXHIBIT 10.42


                        LICENSE AND DEVELOPMENT AGREEMENT

         This License and Development Agreement (the "Agreement") is entered into by and between INHIBITEX, INC., a Delaware corporation with its principal place of business at 9005 Westside Parkway , Alpharetta, GA 30004 (hereinafter "INX"), 3M COMPANY, a Delaware corporation whose address and principal place of business is 3M Center, Saint Paul, Minnesota, U.S.A. 55144 ("3M"), and 3M INNOVATIVE PROPERTIES COMPANY, a Delaware corporation whose address and principal place of business is 3M Center, Saint Paul, Minnesota, U.S.A. 55144 ("3M IPC").


                                    RECITALS

         3M has developed several proprietary platforms for diagnostic applications, particularly in clinical and food safety applications.

         3M has served as the prime contractor under Government Contract No. DAAD13-03-C-0047 with a scope of work for development of one of the above diagnostic platforms for detection of target microorganisms, including but not limited to Staphylococcus aureus.

         INX has substantial knowledge and expertise in and holds significant intellectual property rights in MSCRAMM proteins (Microbial Surface Components Recognizing Adhesive Matrix Molecules) as the result of licenses and assignments including but not limited to those listed on EXHIBIT A, attached hereto.

         The Parties entered in a Confidential Disclosure Agreement effective September 1, 2004 ("CDA"), Agreement for Materials Transfer effective September 20, 2004 (First MTA"), Agreement for Materials Transfer effective October 10, 2004 amended October 20, 2004 ("Second MTA"), and a Feasibility Agreement effective September 1, 2005 and amended effective April 28, 2006 and October 25, 2006 (Feasibility Agreement")(collectively "Prior Agreements").The parties entered into these Prior Agreements to evaluate biological materials generated using the MSCRAMM technology and determine their feasibility for use in 3M's diagnostic platforms.

         The parties desire to enter into a more extensive agreement whereby 3M and 3MIPC obtain (1) a worldwide license under certain INX MSCRAMM technology for the development and commercialization of diagnostic devices in clinical and food safety applications as described below, and (2) the opportunity to collaborate in the development of MSCRAMM technology for use in diagnostic applications as described below.

         In consideration of these premises and of the mutual promises set forth below, the Parties to this Agreement agree as follows:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                    ARTICLE I
                                   DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meaning specified and shall be applicable to both the singular and plural forms wherever used in this Agreement.

1.1      "3M" means

         (a)      3M Company; and

         (b) any 3M Affiliate, where an Affiliate means any Person who or Entity that in whatever country organized or resident, directly or indirectly, is controlled by, or is under common control with, or controls 3M and

         (c) any Entity in which 3M or any Entity in which any individual or Entity recited in the preceding sub-paragraph (b) directly or indirectly has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

         For purposes of this Agreement, 3M IPC shall be considered to be an 3M Affiliate.

1.2 "3M INVENTIONS" shall mean Inventions made or conceived solely by employees or others acting on behalf of 3M under the terms of this Agreement.

1.3 "3M PATENT RIGHTS" shall mean patents and patent applications claiming 3M Inventions.

1.4 "510K" shall mean a 510k application or equivalent filed by or on behalf of 3M with the FDA or an equivalent regulatory body outside the U.S. for approval of manufacturing and sale of any Product.

1.5 "AGREEMENT" means this License and Development Agreement, any exhibits hereto and any modification or amendment hereto made in the manner provided for herein.

1.6 "BIOLOGICAL MATERIALS" shall mean biological materials including, but not limited to, antibodies, cells, cell lines, media, DNA, RNA, polypeptides, and proteins.

1.7 "CALENDAR QUARTER" means a three-month period ending March 31, June 30, September 30 or December 31 of any year.


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1.8      "CLFA" means Biological Materials relating to the Staphylococcus aureus gene designated clfA and any [ * * * ], as described in U.S. Patent No. [ * * *
] and [ * * * ], as described in U.S. Patent No. [ * * * ], and [ * * * ] as described in U.S. Patent No. [ *** ] and U.S. Patent No.[ * * * ], that can [ *
* * ], or to [ * * * ] of the [ * * * ].

1.9      "CONFIDENTIAL INFORMATION" shall mean information or data described in
Article 6 below.

1.10     "DETECTION PLATFORM" shall mean a given detection system comprising:
(1) a Licensed Product that includes a Biological Material which binds a Target;
(2) a mode of detection; (3) sample acquisition means; and (4) optionally hardware. For purposes of clarity, the detection platforms are differentiated by the mode of detection. For example, as of the Effective Date, 3M has [ * * * ]

1.11 "DEVELOPMENT COLLABORATION PLAN" shall mean a written document describing a Development Collaboration Program to be performed by INX and 3M, as approved in writing by the Development Committee from time to time, as described in Article 5. The Development Collaboration Plan approved as of the Effective Date is attached hereto as EXHIBIT B.

1.12 "DEVELOPMENT COLLABORATION PROGRAM" shall mean a program for the development of Biological Materials for use in Licensed Products as described in
Article 5 below.

1.13 "DEVELOPMENT COMMITTEE" shall mean the development committee composed of representatives of INX and 3M described in Article 5 below.

1.14 "EARNED ROYALTY" means the royalty paid or payable under Article 4 of this Agreement on Licensed Product actually sold to an independent Third Party by 3M or a permitted sublicensee.

1.15     "EFFECTIVE DATE" means the last signature date below.

1.16 "ENTITY" means any corporation, firm, partnership, proprietorship, or other form of business organization.

1.17     "FDA" shall mean the United States Food and Drug Administration.

1.18 "FEASIBILITY AGREEMENT" shall mean the Feasibility Agreement between INX and 3M dated September 1, 2005 and amended on April 28, 2006 and October 25, 2006.


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1.19     "FIELD" shall mean in vitro diagnostic devices containing Biological
Material for use in detection of Targets in [ * * * ] and in [ * * * ].

1.20 "FIRST COMMERCIAL SALE" shall mean the first bona fide sale of a Licensed Product by 3M to an independent Third Party in any country.

1.21     "FIRST TARGET" means Staphylococcus aureus.

1.22 "INVENTIONS" shall mean all inventions, discoveries, improvements or other technology, including Biological Materials, made or conceived during, and in the course of, a Development Collaboration Program, whether made solely or jointly by employees or others acting on behalf of 3M or INX or their Affiliates.

1.23     "INX" means

         (a)      Inhibitex, Inc.; and

         (b) any Affiliate of Inhibitex, Inc. where an Affiliate means any Person who or Entity that in whatever country organized or resident, directly or indirectly, is controlled by, or is under common control with, or controls INX; and

         (c) any Entity in which INX or any Entity in which any individual or Entity recited in the preceding sub-paragraph (b) directly or indirectly has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy, or otherwise), or has the maximum ownership interest it is permitted to have in the country where such Entity exists.

1.24 "INX INVENTIONS" shall mean Inventions made or conceived solely by employees or others acting on behalf of INX under the terms of this Agreement.

1.25 "INX KNOW HOW" shall mean all proprietary and confidential information and data including, but not limited to, compositions, formulae, procedures, protocols, techniques and results of experimentation and testing, and all Biological Materials which are necessary or useful to practice any process or method related to, or to develop, make, use or sell any Licensed Product in the Field, including but not limited to any methods for manufacture or use of Biological Materials in a Licensed Product, which INX owns or in which INX has an interest, and which is in the possession of INX on the Effective Date of this Agreement or thereafter, or which was disclosed to 3M in connection with the Prior Agreements, all to the extent and only to the extent that INX has or hereafter will have the right to grant licenses to 3M thereunder. The Parties agree and acknowledge that the information described in EXHIBIT C comprises INX Know-How relating to Biological Materials and their characteristics, preparation, assay and use that has been transferred to 3M during the Prior Agreements and licensed to 3MIPC hereunder.


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


1.26     "INX PATENT RIGHTS" shall mean:

         (a) the claims of the patent and patent applications listed in EXHIBIT A hereto;

         (b) all patent applications heretofore or hereafter filed or having legal force in any country owned by or licensed to INX (and which INX has the right to sublicense to 3M) or to which INX otherwise acquires sublicenseable rights, which claim a composition (including but not limited to, Biological Materials), method or process, which are necessary to practice any process or method claimed in the patent and patent applications provided in Paragraph 1.19(a) in the Field or are necessary, to make, have made, have used, sell, have sold, offer for sale, and import any Licensed Product, together with any and all patents that have issued or in the future issue therefrom, including utility, model and design patents and certificates of invention, and

         (c)      patents and patent applications claiming INX Inventions;

         (d)      patents and patent applications added under Paragraph 3.4; and

         (e) all divisionals, continuations, continuations-in-part, continued prosecution applications, requests for continued examination, reissues, renewals and extensions of the patents and patent applications of Sections 1.19 (a),(b), (c), (d) and this Section 1.19(e) and any foreign counterparts to those patents and patent applications, to the extent and only to the extent that INX has or hereafter will have the right to grant licenses and sublicenses thereunder.

1.27 "JOINT INVENTION" shall mean an Invention made or conceived jointly by one or more employees or others acting on behalf of 3M and by one or more employees or others acting on behalf of INX during and in the course of a Development Collaboration Program or in the course of work done under the Prior Agreements. The parties agree that Joint Inventions shall be owned jointly by INX and 3M IPC in accordance with US law, whereby each joint owner shall have the right to use, pledge, practice, license, assign and otherwise transfer and enjoy its rights to and interests in joint inventions without permission of or accounting to the other joint owner(s)), subject to the licenses granted in
Article 3 below.

1.28     "JOINT PATENT RIGHTS" shall mean:

                  (a) all claims of patents and patent applications having legal force in any country which claim a Joint Invention, together with any and all patents that issue therefrom, including utility, model and design patents and certificates of invention, and

                  (b)      all divisionals, continuations,
continuations-in-part, continued prosecution applications, requests for continued examination, reissues, renewals, and extensions or additions to any such patents and patent applications and any foreign counterparts to those patents and patent applications.


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

1.29 "LICENSED PRODUCT" shall mean the component of an in vitro diagnostic device containing Biological Material for use within the Field, the manufacture, use or sale of which, but for the license granted herein, would infringe at least one Valid Claim of INX Patent Rights or Joint Patent Rights in any country. For purposes of clarity, component means the [ * * * ] of the [ * * * ] comprising [ * * * ] but does not include the [ * * * ] or [ * * * ]. In addition, Licensed Product includes any Biological Material whose development or manufacture used or uses INX Know How.

1.30 "NET SALES" shall mean the amount billed or invoiced on account of all sales of Licensed Products to an independent Third Party by 3M or permitted sublicensees in bona fide arms' length transactions where full consideration for each sale of Licensed Product is reflected in the billed or invoiced price, less the following deductions:

         (a) trade and/or quantity discounts actually taken by the customer, or allowances or credits to customers on account of government regulations or price adjustments;

         (b) any tax, excise, or other governmental charges upon or measured by the production, sales, transportation, delivery or use of said Licensed Products contained therein (Income taxes owed or paid by 3M shall not be deducted from Net Sales.);

         (c) transportation and insurance charges and discounts other than those described above;

         (d) amounts repaid or credited by reason of rejections, recall, destruction or return or because of price rebates.

1.31 "PARTY" means INX; and/or 3M; and/or 3M IPC. An "Affiliate" of a "Party" shall mean, as applicable, INX Affiliate or 3M Affiliate.

1.32 "PERSON" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of Entity not specifically listed herein.

1.33 "PIVOTAL CLINICAL TRIAL" shall mean the enrollment of the first human subject in the first clinical trial designed to generate data to be included in an application for Regulatory Approval of a Licensed Product in any country.

1.34 "REGULATORY APPROVAL" shall mean, in any given country in which a Licensed Product is or is to be manufactured, sold or distributed, the approval of all government authorities necessary to permit the manufacture, sale or distribution of the Licensed Product. In the United States, Regulatory Approval may include, without limitation, 510k Approval.


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

1.35 "ROYALTY YEAR" means the calendar year beginning with the first January 1 following the Effective Date, and each calendar year thereafter during the term of this Agreement.

1.36 "TARGET" shall mean a given species and genus of microorganism detected using Licensed Product. For example, [ * * * ] and [ * * * ] are two distinct Targets.

1.37 "THIRD PARTY" shall mean a Person or Entity other than INX and 3M and their respective Affiliates.

1.38 "VALID CLAIM" shall mean a claim of any pending application or any issued and unexpired patent within the INX Patent Rights or Joint Patent Rights, so long as such claim shall not have been disclaimed or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.


                                    ARTICLE 2
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1 PATENT RIGHTS AND INX KNOW HOW. INX represents and warrants that EXHIBIT A sets forth all patents and patent applications that are owned by, controlled by, or licensed to INX and licensed or sublicensed to 3MIPC in the Field as of the Effective Date. INX further represents and warrants that EXHIBIT C sets forth INX Know-how that is owned by, controlled by, or licensed to INX and licensed to 3M IPC pursuant to this Agreement as of the Effective Date relating to Licensed Product.

2.2 VALIDITY OF PATENT RIGHTS. INX represents and warrants that as of the Effective Date and to the best of its knowledge and belief the issued patents in EXHIBIT A hereto are valid and enforceable, and that as of the Effective Date it is not aware of any information that it believes would render such patents invalid or unenforceable. INX further represents and warrants that as of the Effective Date it has not received any notice that any issued patent in EXHIBIT A is invalid or unenforceable.

2.3 NOTICE OF INFRINGEMENT OF PATENT RIGHTS. INX represents and warrants that as of the Effective Date it has not received any written notice wherein a product or process of a Third Party is alleged to infringe any issued patent in EXHIBIT A hereto, and that as of the Effective Date INX has given no such notice.

2.4 NOTICE OF THIRD PARTY INFRINGEMENT. INX represents and warrants that as of the Effective Date it has not received any written notice from a Third Party that a product or process in the INX Know-How is alleged to infringe the intellectual property rights of a Third Party. INX makes no representation or warranty that use of the INX Know How will not infringe intellectual property rights of any Third Party. INX makes no representation or warranty that the practice of inventions claimed in the INX Patent Rights will not infringe the intellectual property rights of any Third Party.


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2.5      INFORMATION ACQUIRED SUBSEQUENT TO EFFECTIVE DATE. If, subsequent to the Effective Date, INX receives or gives any written notice described in sections 2.2, 2.3 or 2.4 above then INX shall promptly advise 3M IPC of such notice.

2.6 AUTHORIZATION AND ENFORCEMENT OF OBLIGATIONS. As of the Effective Date and during the term of this Agreement each Party represents and warrants that it:

                  (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and

                  (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.7 AUTHORITY TO GRANT. INX warrants that it has the authority and right to convey to 3M the rights granted under this Agreement, including but not limited to the rights set forth in Article 3.

2.8 CONSENTS. As of the Effective Date each Party represents and warrants that all necessary consents, approvals, and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with entering into this Agreement have been obtained except for those the failure of which to obtain would not have a material adverse effect.

2.9 NO CONFLICT. As of the Effective Date and during the term of this Agreement each Party represents and warrants that the execution and delivery of this Agreement, including the grant of licenses or sublicenses hereunder, and the performance of such Party's obligations hereunder:

                  (a) do not and will not conflict with or violate or constitute a default of any requirement of applicable laws or regulations or with any material contractual obligation of such Party.

2.10 TRANSFER OF MATERIALS. Each Party represents and warrants that the Biological Materials, and any data and information associated with the Biological Materials (hereinafter "Materials") delivered to the other Party ("Recipient")as part of the Development Collaboration Program will be in substantially and reasonably in accordance with the Development Collaboration Plan as agreed to by the Parties. Otherwise, EACH PARTY ACKNOWLEDGES THAT ANY MATERIALS DELIVERED TO IT UNDER THIS AGREEMENT ARE EXPERIMENTAL IN NATURE. Except for the limited representations and warranties provided in this Article 2.10, EACH SUPPLYING PARTY ("SUPPLIER") OF MATERIALS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS. THERE ARE NO EXPRESS OR IMPLIED


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WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THE SUPPLY OF
MATERIAL IS NOT A REPRESENTATION THAT USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER RIGHTS OF THIRD PARTIES.
Each Recipient of Materials assumes all liability for damages which may arise from the Recipient's use, storage, disposal or transfer of the Materials. Supplier shall not be liable to the Recipient for any loss, claim, or demand made by the Recipient, or made against the Recipient by any other party, due to or arising from the use or transfer of the Material by the Recipient, except when caused solely by the gross negligence or improper intentional acts of the Supplier.

2.11 PRIOR AGREEMENTS. Each party represents and warrants that as of the Effective Date it has complied with the material terms and conditions of the Prior Agreements and is not in material breach of any Prior Agreement. Each Party represents and warrants that to the best of its knowledge, it has disclosed to the other Party any Inventions made or conceived during and in the course of work under the Prior Agreements.


                                    ARTICLE 3
                                      GRANT

3.1 PATENT AND KNOW HOW RIGHTS. For the term of this Agreement as provided in Article 10, INX hereby grants to 3MIPC a worldwide, exclusive (even as to INX), royalty-bearing license in the Field, under the INX Patent Rights, the INX ownership interest in Joint Patent Rights and Joint Inventions, INX Know-How and INX Inventions to make, have made, have used, sell, have sold, offer for sale, and import Licensed Products in the Field throughout the world. This grant includes the right for 3MIPC to grant sublicenses to 3M Affiliates without consent, either directly or through one or more intermediaries. This grant also includes the right for 3MIPC to grant sublicenses to Third Parties with INX's written consent, which consent shall not to be unreasonably withheld. This grant also includes the right for any customers (ultimate or in privity or other) of any sublicensee of 3MIPC to use and/or sell (for further use or resale) the Licensed Products so made. 3M and its permitted sublicensees shall not make, use, sell, market or promote Licensed Product for use outside the Field. Where the INX Patent Rights are themselves licensed from a Third Party, 3M's license takes the form of a sublicense. Notwithstanding the forgoing, the sublicense granted to 3M under U.S. Patent No. [ * * * ] and U.S. Patent Application Serial No. [ * * * ] titled "[ * * * ]" within the INX Patent Rights is a nonexclusive license.

3.2 RESERVATION OF RIGHTS. Universita delgi Studi di Pavia, Regents of the University of Minnesota, University of Illinois, Yale University, TAMUS, TCD and BRI each retain an irrevocable, nonexclusive and nontransferable royalty-free right to its respective


                                       9
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licensed intellectual property for its own educational and non-commercial research purposes. With respect to INX Patent Rights wherein TAMUS is the primary licensor, the obligations to TAMUS of paragraphs 10.03 (warranty), 10.06 (representation regarding BRI), 10.07 (representation regarding University of Texas), 12.02 (non-use of names) and 12.03 (trademarks) of the 2000 License Agreement between INX and TAMUS shall be binding upon 3M as if 3M were a party to that license. A copy of the TAMUS license is attached hereto as EXHIBIT E.

3.3 RESERVATION OF RIGHTS. Pursuant to 37 C.F.R. 401.14, the U.S. Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States certain INX Patent Rights throughout the world. To the extent any INX Patent Rights claim inventions made all or in part with U.S. Government funding, such INX Patent Rights may carry additional terms and restrictions imposed by the U.S. Government.

3.4 RESERVATION OF RIGHTS. 3M has served as the prime contractor under Government Contract No. DAAD13-03-C-0047 with a scope of work that encompassed activities performed during the Prior Agreements. INX became a subcontractor under Contract No. DAAD13-03-C-0047 and subject to certain Government Terms and Conditions as negotiated between the Parties and set forth in the Prior Agreements. As a result, the U.S. Government may have certain rights in 3M Inventions relating to Materials (as defined in section 2.11 above) provided pursuant to the Prior Agreements. 3M is actively pursuing Government contracts from Government agencies that, if executed, may have an effective date within the term of this Agreement and have a scope of work that encompasses the activities outlined in a future Development Collaboration Program of this Agreement. INX will use its reasonable commercial efforts to negotiate appropriate terms with 3M so INX will be subject to terms and conditions acceptable to the Government, 3M and INX, for any given future 3M Government contract.

3.5 ADDITIONAL PATENT RIGHTS. Patents and patent applications not described in sections 1.19 (a) through (d) of the INX Patent Rights which are licensed to INX by a Third Party after the Effective Date or to which INX otherwise acquires rights after the Effective Date during the term of this Agreement, and in which INX has the right to grant licenses or sublicenses in the Field, shall be disclosed to 3M in writing. For a period of one year from the date of disclosure by INX, 3M shall have the right of first negotiation to obtain a license on terms to be negotiated. Nothwithstanding the foregoing, U.S Patent Application No. [ * * * ] titled "[ * * * ]" shall be automatically added to the INX Patents Rights in EXHIBIT A and shall be licensed to 3MIPC under the terms and conditions of this agreement in the event that after the Effective Date INX acquires sublicenseable rights to this application from the University of Illinois.


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                                    ARTICLE 4
                                  COMPENSATION

4.1 OVERVIEW OF COMPENSATION. In consideration of the patent and know how licenses granted in Article 3 and INX's contributions to the Development Collaboration described in Article 5 herein, 3M agrees to make (1) the license fee payments as set forth in Article 4.2, (2) the milestone payments as set forth below in this Article 4.3; and (3) the earned royalty payments as set forth below in this Article 4.4.

4.2      LICENSE FEES.

4.2.1 UP FRONT LICENSE FEE. A nonrefundable upfront license fee payment of one million seven hundred fifty thousand dollars ($1,750,000) shall be made by 3M to INX within sixty (60) days of the Effective Date of this Agreement. This
4.2.1 up front license fee is consideration for the license grant of Article 3 with respect to the First Target.

4.2.2 DEFERRED LICENSE FEE. A deferred license fee payment of one million two hundred fifty thousand dollars ($1,250,000) shall be made within sixty (60) days of the one year anniversary of the Effective Date of this Agreement as consideration for the license grant of Article 3 with respect to all Targets (other than First Target). This deferred payment will be made unless 3M and/or 3MIPC terminate the Agreement for cause under Article 10.5 effective before the one year anniversary of the Effective Date. Otherwise this obligation to pay the deferred licensee fee shall survive early termination of this Agreement by 3M or 3MIPC under Article 10.2.

4.3      MILESTONE PAYMENTS. Milestone payments will be made as follows:

         1) A single milestone payment of [ * * * ] within sixty (60) days of First Commercial Sale of Licensed Product for the First Target in any country; and

         2) A single milestone payment of [ * * * ] within sixty (60) days of the First Commercial Sale of Licensed Product for the First Target where the Licensed Product is part of a point-of-care Detection Platform (i.e., a product for which CLIA is waived under Section 353 of the Public Health Service (PHS) Act (42 U.S.C. 263a), as amended by the Clinical Laboratory Improvement Amendments of 1988 (CLIA), and implementing regulations of 42 CFR part 493); and

         3) A milestone payment to be negotiated between the Parties of up [ * * * ] per Target within sixty (60) days of the Regulatory Approval in any country of a Licensed Product for each Target (other than First Target). Only one single payment is due under this section 4.3 (3) for each Target (other than First Target), regardless of the number of different Detection Platforms in which the Licensed Product is used.


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4.4      EARNED ROYALTIES. 3M IPC shall pay INX an Earned Royalty on sales of
Licensed Products beginning upon the First Commercial Sale in any country. A single Earned Royalty shall be due on the sale of each Licensed Product without regard to the number of Valid Claims in the INX Patent Rights that would be infringed by the manufacture, use or sale of the Licensed Product absent the license granted herein and without regard to the number of sublicenses hereunder implicated by the manufacture, use or sale of the Licensed Product. Further, a single Earned Royalty shall be due on the sale of each Licensed Product even though for example it is made in a country where there is a Valid Claim in the INX Patent Rights that would be infringed by its manufacture, and it is thereafter sold in a country where there is also a Valid Claim in the INX Patent Rights that would be infringed by its sale.

4.4.1 An Earned Royalty shall become due upon the sale of a Licensed Product in a country if the manufacture, use or sale of it would infringe at least one Valid Claim of INX Patent Rights in the country where it is manufactured, used or sold. For any Licensed Product subject to payment of an Earned Royalty by virtue of a Valid Claim in a pending application only, the Earned Royalty shall only be due and payable for the first five years following the priority filing date of such patent application.

4.4.2 For any sale of Licensed Product anywhere worldwide when no Valid Claim of INX Patent Rights anywhere covers its manufacture, use or sale, an Earned Royalty shall nevertheless become due upon the sale of such Licensed Product if the Licensed Product contains ClfA (as defined in Article 1.8), or if the manufacture or use of the Licensed Product includes ClfA. The Earned Royalty payable under this Article 4.4.2 shall only be due until expiration of U.S. Patent No. [ * * * ]. After expiration of U.S. Patent [ * * * ], the license grant to 3M of INX Know-how received under this Agreement shall be considered a paid-up license and no further Earned Royalties for Licensed Product shall be due based solely on INX Know-how. Notwithstanding the foregoing, no Earned Royalty shall be due under this Article 4.4.2 on sales made in any country in which 3M can show that it is suffering competitive harm due to a lack of INX Patent Rights in that country for the Licensed Product sold in that country. For so long as such harm persists, no Earned Royalties shall be due to INX for sales of such Licensed Product in such country. This section 4.4.2 shall not apply to the sale of Licensed Product manufactured, used or sold where a Valid Claim within the INX Patent Right subsists; rather, section 4.4.1 would apply. For example, this section 4.2.2 shall not apply to sales of Licensed Product manufactured in a country where a Valid Claim within the INX Patent Right subsists and would be infringed by the manufacture of such Licensed Product even if such Licensed Product is sold in a country where no INX Patent Rights subsist which would be infringed by the sale of such Licensed Product.

4.4.3 The Earned Royalty rate shall be [ * * * ] percent ([ * * * ]%) of Net Sales of Licensed Products sold for sales of Licensed Products totaling up to [
* * * ] worldwide per Royalty Year per Detection Platform. Thereafter, the Earned Royalty rate shall be [ * * * ] percent ([ * * * ]%) of the Net Sales of Licensed Products sold for sales of Licensed Products over [ * * * ] worldwide per Royalty Year per Detection Platform. No Earned Royalty shall be payable with respect to the sale of any Licensed Product purchased by

3M from INX or any INX Affiliate. 3M IPC shall make Earned Royalty payments to INX on all Net Sales made by 3M's sublicensees as if such Net Sales were made by 3M. For any Licensed Product subject to payment of Earned Royalty only by virtue of Joint Patent Rights, the Earned Royalty shall be calculated at one-half of the rate set forth in this Article 4.4.3.

4.4.4 In the event that a license under one or more Third Party patents (not part of the INX Patent Rights) is required by 3M to use an INX Biological Material covered by at least one Valid Claim in the INX Patent Rights, then the Earned Royalty owed to INX for Licensed Product shall be reduced by the royalty 3M actually pays to such Third Party up to an aggregate maximum fifty percent (50%) reduction in the Earned Royalty rate payable to INX.

4.4.5 INX acknowledges that the sublicenses granted to 3M IPC under this Agreement are a significant portion of the financial value associated with this Agreement. As such, at least three (3) months prior to first Commercial Sale of Licensed Product (as described in a written notice to INX from 3M referencing this paragraph of this Agreement) on any Detection Platform, INX shall use reasonable commercial efforts to obtain written confirmation from the primary licensor that the sublicense to 3M shall continue in the event of termination of INX's primary license for any reason. Further, INX shall use commercially reasonable efforts to maintain the primary license in the INX Patent Rights containing a Valid Claim that covers the manufacture, use or sale of such Licensed Product described in the notice from 3M. In the event one or more INX Patent Rights are eliminated from Exhibit A as a result of termination of a primary license in the INX Patent Rights for any reason, and if a royalty had been due on such terminated INX Patent Rights, and if 3M obtains a license directly from the primary licensor for such terminated INX Patent Rights, then the Earned Royalty due INX under this Article 4.4 (if any) shall be reduced by the royalty rate that would have been due and payable by INX to the primary licensor for covered Licensed Products under the primary license if the primary license had not been terminated.

4.5 REPORTS AND PAYMENTS. The Earned Royalty shall be paid quarterly starting with the end of the Calendar Quarter following the First Commercial Sale and shall be made not more than two (2) months following the end of each Calendar Quarter. 3M IPC shall furnish INX with a written report setting forth the Net Sales of Licensed Products upon which a royalty is payable under this
Article 4.5 during each Calendar Quarter and the computation of the royalties payable with respect thereto. Each report shall be accompanied by the amount due in U.S. Dollars, less any taxes that 3M is required to withhold for the account of INX pursuant to applicable governmental agencies in respect to royalties payable to INX for that Calendar Quarter. The receipt for such withheld taxes shall be provided to INX at INX's request. Each report and any accompanying payment shall be sent in the manner provided to the address specified for INX according to Article 13 (Notices). Payment of any royalties due to INX Licensors by virtue of 3M's sublicense shall be the sole responsibility of INX.

4.6 CURRENCY CONVERSIONS. Royalty payments shall first be calculated in the currency of the country in which sales took place and then directly converted to U.S. Dollars using the average of the exchange rates applicable on the date of payment used by 3M for financial accounting purposes in accordance with generally accepted accounting principles.

4.6.1 If by reason of any restrictive exchange laws or regulations, 3M shall be unable to convert to U.S. dollars amounts equivalent to the Earned Royalty payable by 3M hereunder in respect of Licensed Products sold for funds other than U.S. dollars, 3M shall notify INX promptly with an explanation of the circumstances. In such event, all royalties due hereunder in respect of the transaction so restricted (or the balance thereof due hereunder and not paid in funds other than U.S. dollars as hereinafter provided) shall be deferred and paid in U.S. dollars as soon as reasonably possible after, and to the extent that such restrictive exchange laws or regulations are lifted so as to permit such conversion to U.S. dollars, of which lifting 3M shall promptly notify INX. At its option INX shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request, 3M shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by INX) in funds, other than U.S. dollars, designated by INX and legally available to INX under such then existing restrictive exchange laws or regulations; provided however, that the provisions of this section 4.7.1 shall only apply to amounts totaling more than ten thousand United States dollars per Calendar Quarter.

4.7 RECORDS. 3MIPC shall keep accurate records in sufficient detail to enable Earned Royalties payable hereunder to be determined and shall, upon written notice by INX to 3M IPC, permit such records to be inspected (but only to the extent necessary to verify whether Earned Royalties are due and the amount of Earned Royalty payable hereunder) once annually during normal business hours by a certified public accountant or firm of certified public accountants reasonably acceptable to 3M IPC and appointed by INX at INX's expense. The accountants making such inspection shall report to INX only the amount of Earned Royalty due and payable and shall be bound by the provisions of Article V. If the difference between Earned Royalties reported by 3M and that reported by the independent accountants exceeds five percent in a given Royalty Year, then 3M shall reimburse INX for the expense of the audit for that Calendar Year. Regardless of the amount of the shortfall, 3M shall pay to INX the full amount of Earned Royalties owed. Records inspected under this Article 4.8 shall be retained by 3M until INX and 3M IPC have agreed upon the amount of Earned Royalty payable thereon. Except as aforesaid, 3M shall not be required to retain any records longer than three (3) years after the end of the Calendar Quarter in which such records were prepared.

4.8      LICENSED PRODUCT DISPUTE

4.8.1 The provisions of Article 11 notwithstanding, in the event of any dispute between the Parties as to whether or not a product sold by 3M or 3M Affiliates is (a) a Licensed Product for which an Earned Royalty is due or (b) subject to payment of Earned Royalty only by virtue of Joint Patent Rights, 3M IPC shall have the right to submit the dispute to binding arbitration by a patent attorney acceptable to both Parties. The arbitrator will determine whether the product sold falls within the scope of at least one Valid Claim of the INX Patent Rights or Joint Patent Rights, including but not limited to consideration of issues such as the validity of patent claims and the scope of the claims under the doctrine of equivalents. 3M IPC shall not be entitled to withhold Earned Royalties in dispute during the pendency of such arbitration. Each Party shall bear its own expenses associated with such arbitration and the Parties shall share equally the fees and expenses of the arbitrator. The arbitrator's findings shall be considered Confidential Information and attorney client privileged information of both Parties to the extent permitted by law. The findings shall apply only to the specific product considered by the arbitrator; shall have no precedential value; and shall not be used in any subsequent arbitration nor be admissible in any litigation

4.8.2 In the event the product in dispute is determined not to be a Licensed Product, then 3M IPC shall receive a credit for the Earned Royalties paid during the pendency of the arbitration, creditable against Earned Royalties payable pursuant to this Agreement.


                                    ARTICLE 5
                   DEVELOPMENT COLLABORATION AND COMPENSATION

5.1 DEVELOPMENT COLLABORATION PROGRAM. From the Effective Date and in accordance with the terms of this Agreement, INX and 3M agree to perform, or have performed, the Development Collaboration Program as approved and agreed to by the Joint Development Committee ("JDC"); provided, however, that the obligations of INX to perform such work shall be limited by the development and support fees paid by 3M pursuant to Article 5.2. No obligation to transfer Materials or information continues beyond the expiration or termination of the Development Collaboration Program.

5.2 ANNUAL DEVELOPMENT SUPPORT FEES. For a period of two years beginning with the first Calendar Quarter after the Effective Date of this agreement, 3M shall make a minimum development support fee payment of [ * * * ] per twelve month period, payable at the rate of [ * * * ] at the start of each Calendar Quarter. To the extent that the parties have agreed to a Development Collaboration Plan as set forth below and documented in EXHIBIT B, the development support payments shall be applied to affect the Development Collaboration Plan. The Parties intend that this level of funding support [ * *
* ] of INX personnel and transfer of any Materials related to performance of the Development Collaboration Plan. In addition to the foregoing minimum development support payments, 3M shall have the right but no obligation to request, at least ninety days prior to the start of each twelve month period, that additional development support at INX be funded by 3M. Any such increase in the development support fees shall be made only by prior written agreement of the Parties.

5.3 DEVELOPMENT COMMITTEE ROLE, DECISIONS. The JDC shall write the Development Collaboration Plan, determine and monitor the Development Collaboration Program, including making recommendations regarding the performance of the

Development Collaboration Plan and generally on the conduct of research and development under this Agreement. The JDC shall approve in writing all significant modifications to the Development Collaboration Plan, and shall carry out such other activities as the Parties and JDC may agree on. At each meeting of the JDC it shall evaluate the progress of the Development Collaboration Program and determine whether it is reasonable to believe that the endpoints set forth in the Development Collaboration Plan are likely to be achieved in the time specified. A Party's representatives on the JDC shall collectively have one vote as to all matters. All decisions of the JDC must be unanimous and shall be in writing. Any approval, determination or other action agreed to by both Parties' representatives shall be the approval, determination or other action of the JDC. Any matters as to which the JDC cannot reach a unanimous vote shall be presented to the respective executives of the Parties for consideration, in accordance with Article 11.1. In the event that the JDC fails to put in place a Development Collaboration Plan for a given twelve month period after the first two year period, the duties of the JDC will be suspended except as agreed by the Parties.

5.4 DEVELOPMENT COMMITTEE MEMBERSHIP. Within ten (10) days of the Effective Date, INX and 3M shall each appoint two people (or such other number of persons as the Parties may determine) to serve on a committee for the Development Collaboration Program (the "JDC" or "Joint Development Committee"). Such persons must be employees of either 3M or INX, or, if not employees of INX or 3M, such members must be approved in writing by the non-designating party. Neither party shall unreasonably withhold such approval. Each party shall have the right to change its representation on the JDC upon written notice sent to the other.

5.5 DEVELOPMENT COMMITTEE MEETINGS. It is anticipated that the JDC shall meet not less than two (2) times a year during the term of this Agreement, at such dates, times and locations as agreed to by the Parties. A quorum shall consist of at least one appointee from each of INX and 3M. At such meetings, the JDC may discuss the Development Collaboration Program and the status of performance under the Development Collaboration Plan, evaluate the results thereof and set priorities therefore. Prior to each such meeting, each Party shall prepare and deliver to the other written progress reports, which shall include, but not be limited to, descriptions of the conduct of the Development Collaboration Plan, including protocols and results obtained, and such other information as the Committee or any member shall reasonably request. The content of all Committee meetings and reports submitted to the JDC are hereby deemed Confidential Information subject to both the nondisclosure and use restrictions of Article 6 herein and the exceptions of Article 6 herein. The JDC shall be responsible for preparing written minutes of each JDC meeting, and a written record of all decisions made by the JDC.

5.6 COMPLIANCE WITH LAWS AND DEVELOPMENT COLLABORATION PLAN. INX and 3M shall each comply with (a) all applicable laws and regulations and (b) the Development Collaboration Plan, and shall cause their Affiliates and subcontractors to do the same. If during the course of work, either 3M or INX wishes to make changes to the scope of the

Plan, then a Change Order Form (attached as EXHIBIT D) will be completed describing the work and/or associated cost and timing changes, if any. If the parties mutually agree to such changes, signatures will be obtained from authorized representatives of 3M and INX, and thereafter, the Plan shall be understood to include the agreed changes.

5.7 SUBCONTRACTS. The Parties may subcontract portions of the Development Collaboration Program to be performed by it in the normal course of its business. Any such subcontracting shall be made on the following terms:

                  (a) the subcontracted party shall enter into a confidentiality agreement with the subcontracting party consistent with Article 6 if Confidential Information is to be sent to or generated by the subcontractor;

                  (b) the subcontracted party shall be in compliance in all material respects with all requirements of applicable laws and regulations and reasonably applicable terms of this Agreement to the extent each Party is required to be in such compliance.

5.8      3M DEVELOPMENT WITH A THIRD PARTY. Subject to the license grant of
Article 3.1, the confidentiality restrictions of Article 6, and all other terms and conditions of this Agreement, nothing herein shall be construed to prohibit 3M from developing and/or commercializing products by itself or with a Third Party, including development and commercialization of Licensed Products for any Target. Subject to the license grant in Article 3.1, this Agreement in no way precludes either Party from developing, manufacturing, marketing, using or processing any products or technology that are not developed in accordance with the Development Collaboration Program but that may be compatible or competitive with any products or Inventions conceived or developed in accordance with the Development Collaboration Program.


                                    ARTICLE 6
                            CONFIDENTIAL INFORMATION

6.1 PRIOR AGREEMENTS. Under the Prior Agreements, INX and 3M (1) exchanged certain Confidential Information and Materials, (2) conducted preliminary research to determine whether they desired to proceed with a more extensive collaboration, and (3) prepared an initial Development Collaboration Plan. The Prior Agreements govern the Parties' interactions up to the Effective Date of this Agreement including ownership and permitted uses of all information, data, materials, and inventions resulting from, arising out of or transferred pursuant to the Prior Agreements, except that inventions arising out of work done under the Prior Agreements and having one or more INX inventors and one or more 3M inventors are deemed Joint Inventions, are included as part of the definition of Joint Inventions at Section 1.20 above, and shall be governed by the terms and conditions of this Agreement. This Agreement shall govern the interactions of the Parties from its Effective Date and during its term, and includes a license grant to 3M in Article 3 of all Confidential Information and Materials transferred or developed by INX pursuant to the Prior Agreements.

6.2 CONFIDENTIAL INFORMATION AND MATERIALS. During the term of the Development Collaboration Program, INX and 3M shall (i) exchange information developed pursuant to the Development Collaboration Program, including all Inventions of either party (whether or not they become the subject of a patent application), INX Know-How and INX Patent Rights in the Field which include data or ideas conceived by employees or consultants of either Party during and in the course of the Development Collaboration Plan, and (ii) provide all Materials owned and transferable by each Party as necessary for each Party to perform its role in the Development Collaboration Program as described in the Development Collaboration Plan. All such information and Materials when supplied pursuant to this Section 6.2 shall be deemed to be Confidential Information, as such term is defined in this Article 6 below, and shall be used only as permitted by Article 6 hereof.

6.3      NONDISCLOSURE OBLIGATIONS. Except as otherwise provided in this Article
6:

         (a)      during the term of this Agreement and for a period of three
(3) years thereafter (but not less than five (5) years after the Effective
Date), each party shall maintain in confidence information and data resulting from or related to the Development Collaboration Program and information pertaining to the activities of the other Party regarding the research, development, manufacture, marketing, and sales of Licensed Products;

         (b)      during the term of this Agreement and for a period of three
(3) years thereafter (but not less than five (5) years after the Effective
Date), each party shall maintain in confidence information and data resulting from or related to the Prior Agreements as described in Article 6.1;and

         (c)      during the term of this Agreement and for a period of three
(3) years thereafter (but not less than five (5) years after the Effective
Date), both Parties shall also maintain in confidence all information and data not described in clause (a) above but supplied by the other Party under this Agreement marked "Confidential." Within thirty (30) days following an oral disclosure, the disclosing party shall provide a written summary of the oral disclosure indicating with reasonable specificity which portions are to be treated as Confidential.

         (d) "Confidential Information" shall mean information and data described in clauses (a), (b) and (c).

6.4 PERMITTED DISCLOSURES. Notwithstanding the provisions of section 6.3 above, to the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or comply with applicable laws and regulations:

         (a) a Party may disclose to a Person, including but not limited to Affiliates, permitted sublicensees, consultants, contractors, directors, clinical investigators, potential or actual successors, permitted licensees and permitted assignees,

(hereinafter "Receiving Person") Confidential Information it is otherwise obligated under this Article 6 not to disclose, provided that such Receiving Person agrees to keep the Confidential Information confidential and not use or disclose the Confidential Information for the same time periods and to the same extent as required pursuant to this Article 6 and that the disclosing party shall to the extent reasonably practical provide written notice to the other party and sufficient opportunity to object to such disclosure; and

         (b) a party may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is required for compliance with applicable law, regulation or court order, or is reasonably necessary to obtain patents or authorizations to conduct clinical trials, provided that the disclosing party shall, to the extent reasonably practical, provide written notice to the other Party and sufficient opportunity to object to such disclosure or to request confidential treatment thereof, and the Party shall take reasonable steps to limit the scope of such disclosure, subject, where practical, to review by the disclosing party; and

         (c) the Parties may agree to publish or present at scientific conferences the results of ongoing work under the Development Collaboration Program or data otherwise related to research and development of Licensed Products, as set forth below in Article 6.7;

         (d) provided however that 3M shall not disclose Confidential Information to a prospective sublicensee whose business includes of the development of anti-infective therapies without the prior written consent of INX, such consent shall not be unreasonably withheld.

6.5 AGREEMENT TERMS. For the term of this Agreement plus two (2) years thereafter, each Party shall keep confidential by not disclosing to any Third Party any information relating to this Agreement (including but not limited to the text of this Agreement and reports of sales or transfers of Licensed Products), transmitted to it by the other Party, that the receiving Party has a reasonable basis to believe is confidential or that is treated by the transmitting Party as confidential. However, the Parties shall have the right to disclose this Agreement to any bona fide prospective purchaser or assignee of a business to which this Agreement pertains, any prospective sublicensee, or if necessary to comply with any statute, rule, regulation or court order. Notwithstanding the foregoing, prior to execution of this Agreement, 3M and INX shall agree upon the substance of information that can be used to describe the terms of this transaction for any public statement, and 3M and INX may freely disclose such information, as modified by mutual written agreement from time to time.

6.6 EXCEPTIONS. The obligations of nondisclosure of this Article 6 shall not apply when and to the extent any such information:

         (a) was known to the receiving Party prior to receipt from the transmitting Party, as documented in written records or publications that lawfully are in the possession of the receiving Party, or later becomes known to the receiving Party via a Third Party having the right to disclose such information;

         (b) was lawfully available to the public prior to receipt from the transmitting Party;

         (c) through no action of the receiving Party becomes lawfully available to the public;

         (d) corresponds in substance to any information received in good faith by the receiving Party from any Third Party;

         (e) is communicated to any Third Party by the transmitting Party without restriction as to confidentiality or on the basis of a restriction that has lapsed;

         (f) is independently developed by a Person working for or on behalf of the receiving Party who has not had access to the Confidential Information; or

         (g) is required to be disclosed to a Third Party by law or legal process, provided that the Party required to make such disclosure takes reasonable steps to inform the transmitting Party of such disclosure before it takes place and provides the transmitting Party an opportunity to object or otherwise act.

6.7 NOTICE OF PUBLICATION. During the term of this Agreement, INX and 3M each acknowledge the other Party's interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and protecting business interests. Consequently, either Party, its employees or consultants wishing to make a publication (including any oral disclosure, and written abstracts thereof submitted for publication) relating to work performed by such Party as part of the Development Collaboration Program (the "Publishing Party") shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an outline of such oral disclosure, including abstracts thereof, at least thirty
(30) days prior to presentation. The Reviewing Party shall have the right

                  (a) to propose reasonable modifications to the publication for patent or other commercial reasons,

                  (b) to request a reasonable delay in publication in order to protect patentable information, and

                  (c) to prohibit such publication in order to protect Confidential Information, including patentable information or trade secret information, consistent with the confidentiality obligations of this Article 6.

The purpose of this Section 6.7 is to give each Party notice of the other Party's desire to publish Confidential Information. This Section 6.7 does not grant either Party the right to publish Confidential Information.


                                    ARTICLE 7
                        ENFORCEMENT OF INX PATENT RIGHTS

7.1 PRIMARY LICENSES. Notwithstanding and in addition to the provisions of this Article 7 below, 3M acknowledges that for INX Patent Rights where 3M is a sublicensee of INX, the rights of 3M and INX to enforce the INX Patent Rights and seek monetary recovery or injunctive relief for infringement are limited by and subject to the terms and conditions of the primary license agreements between INX and the licensor. INX grants 3M no enforcement rights beyond those granted to INX in each primary license. 3M is not authorized to take any action which would, if taken by INX, breach the terms of any primary license. The primary licenses in effect as of the Effective Date are listed in EXHIBIT A hereto, copies of which were provided to 3M prior to the Effective Date.

7.2      ENFORCEMENT OF INX PATENT RIGHTS IN THE FIELD

7.2.1 INX acknowledges and understands that, as exclusive licensee in the Field, 3M has an interest in enforcement the INX Patent Rights in the Field. 3M acknowledges and understands that within the INX Patent Rights there are patents and/or claims whose validity could be challenged in any action enforcing the INX Patent Rights against a Third Party in the Field and any such challenge could impact INX's retained rights in INX Patent Rights outside the Field. Accordingly, INX and 3M agree that (1) 3M shall only have the right to enforce INX Patent Rights with the prior written consent of INX, which consent shall not be unreasonably withheld; and (2) INX shall have the right but no obligation to enforce the INX Patent Rights in the Field at it own expense; and (3) INX shall not enforce the INX Patent Rights against a Third Party in the Field without the prior consent of 3M, which consent shall not be unreasonably withheld.

7.2.2 In the event INX does not consent to the enforcement by 3M of a patent within the INX Patent Rights against an Third Party in the Field, then for so long as such infringement continues, no Earned Royalty shall be due on Licensed Product made or sold in the jurisdiction(s) where such infringement is occurring. If the Parties disagree as to whether infringement is occurring, then the Parties shall jointly hire a mutually acceptable patent attorney whose written opinion as to infringement (to be rendered within two months of his/her retainer) shall be non-appealable and binding on the Parties. The opinion shall be Confidential Information subject to Article 6 herein. The opinion shall be subject to the attorney client privilege for each Party and such privilege not shall be waived by either Party without the prior agreement of the other Party.

7.2.3 In the event that INX consents to enforcement by 3M of INX Patent Rights against a Third Party in the Field, then 3M shall proceed at its own expense retaining the sums 3M may be awarded by a court, arbitrator, in settlement or otherwise resulting from such litigation, and to the extent such sums exceed the costs and legal fees incurred by 3M in the litigation, 3M shall pay INX an amount equal to the Earned Royalty of Article 4 herein applied to such sums after deducting such costs and legal fees incurred by 3M.

7.2.4 A patent within the INX Patent Rights having only claims in the Field may be enforced by 3M without consent of INX against a Third Party in the Field upon two months prior written notice to INX. 3M shall proceed at its own expense retaining the sums 3M may be awarded by a court, arbitrator, in settlement or otherwise resulting from such litigation, and to the extent such sums exceed the costs and legal fees incurred by 3M in the litigation 3M shall pay INX an amount equal to the Earned Royalty of Article 4 herein applied to such sums after deducting such costs and legal fees incurred by 3M.

7.2.5 In any litigation involving INX Patent Rights initiated by 3M, INX shall have the right to participate through its own counsel at its own expense and 3M counsel shall cooperate with INX counsel. 3M shall have the final decision on any litigation or settlement matters exclusively affecting INX Patent Rights in the Field.

7.2.6 In any permitted effort of a Party to enforce a patent within the INX Patent Rights the other Party upon request will reasonably cooperate at the requesting Party's expense in the enforcement effort including but not limited to having employees testify and making available records, papers, information and samples

7.2.7 Without the prior written consent of INX, 3M shall make no oral or written statement or take any action that could reasonably give rise to a declaratory judgment action by a Third Party regarding any INX Patent Rights.

7.3 ENFORCEMENT OF JOINT PATENT RIGHTS. 3M IPC shall enforce any Joint Patent Rights in the Field. The Parties shall cooperate fully with one another in legal matters relating to Joint Patent Rights including, but not limited to, providing testimony and executing documents. Any recovery for infringement of patents claiming Joint Patent Rights shall first be allocated to reimburse the reasonable and actual expenses incurred in the enforcement process in a manner that results in equal net expenses to 3M IPC and to INX. Any remainder shall be shared equally by 3M IPC and INX if they both participated in the enforcement process. If only 3M participated in the enforcement process then 3M shall retain the sums awarded by a court, arbitrator, in settlement or otherwise resulting from such litigation, and to the extent such sums exceed the costs and legal fees incurred by 3M in the litigation, 3M shall pay INX an amount equal to the Earned Royalty of Article 4 herein applied to such sums after deducting such costs and legal fees incurred by 3M.


                                    ARTICLE 8
                   PATENT APPLICATIONS, PATENTS AND INVENTIONS

8.1 MECHANISM. INX, 3M and 3M IPC wish to establish a mechanism to handle their respective rights and responsibilities for the filing, prosecution, issuance, maintenance and permitted sublicensing of all patent applications and patents that now are part of or hereafter are added to the INX Patent Rights and the Joint Patent Rights of this Agreement. This Article 8 is intended to establish such a mechanism.

8,2      PRIMARY LICENSES. 3MIPC understands and acknowledges that the INX
Patent Rights include patent rights licensed to INX by Third Party primary licensors including those primary licenses listed on EXHIBIT A. 3MIPC further understands and acknowledges that INX has in the past and may in the future grant license rights outside the Field to Third Parties. The rights and responsibilities set forth in this Article 8 are subject to the terms and conditions of the primary licenses in effect as of the Effective Date, copies of which were provided to 3MIPC prior to the Effective Date. By this Agreement INX grants 3MIPC no express or implied rights beyond those permitted in each primary license.

8.3 OWNERSHIP OF INVENTIONS. Ownership of Inventions shall be determined by inventorship, which in turn shall be determined in accordance with U.S. patent law. The entire right and title in all INX Inventions, and any patent applications or patents based thereon, shall be owned solely by INX. The entire right and title in all Inventions made by 3M, and any patent applications or patents based thereon, shall be owned solely by 3M. The entire right and title in all Joint Patent Rights and Joint Inventions, and any patent applications or patents based thereon, shall be owned jointly by 3M and INX.

8.4 DISCLOSURE OF INVENTIONS. Each party promptly shall disclose to the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party in the performance of the Development Collaboration Plan. INX and 3M each hereby represent that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to it, or as it shall direct, all Inventions made or developed by such employees or other persons.

8.5      PATENT PROSECUTION AND MAINTENANCE.

         (a) INX shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance (collectively "Patent Management") of all INX Patent Rights, using patent counsel reasonably acceptable to 3M. Whenever reasonably feasible, INX shall consult with 3M as to the preparation, filing, prosecution, and maintenance of all INX Patent Rights reasonably prior to any deadline or action with the United States Patent &Trademark Office or any foreign patent office and whenever reasonably feasible shall furnish 3M with drafts of relevant documents reasonably in advance of consultation. 3M shall have the right to review and comment on such patent applications and prosecution documents prior to filing in the United States and abroad. INX and 3M agree to cooperate with each other during the patent application and prosecution process by executing papers and providing assistance, data, information, and research records. INX and 3M also agree to cooperate in the event the extension of any patent term is sought under 35 U.S.C. 156 (Patent Term Restoration). INX makes no promise, representation or warranty that patent claims sought to be extended under 35 U.S.C. 156 will be directed to a Licensed Product. Failure of INX to afford 3M prior consultation and review of documents shall not constitute material breach of this Agreement.

         (b) 3M shall reimburse INX for [ * * * ] percent ([ * * * ]%) of its expenses incurred after the Effective Date in connection with such Patent Management of INX Patent Rights up to a maximum of [ * * * ] per calendar year. In addition, in the event that 3M notifies INX in writing in a timely manner that 3M would like to have INX Patent applications filed in countries outside [
* * * ], then INX shall make such filings; 3M shall reimburse INX for [ * * * ] percent ([ * * * ]%) of the Patent Management expenses associated with those filings; and such expenses shall not be considered in calculating the $[ * * * ] maximum.

         (c) at its own expense 3MIPC shall be responsible for and shall control the preparation, filing, prosecution, grant and maintenance of all 3M Patent Rights. Whenever reasonably feasible 3MIPC shall consult with INX as to the preparation, filing, prosecution, and maintenance of all 3M Patent Rights reasonably prior to any deadline or action with the United States Patent &Trademark Office or any foreign patent office and whenever reasonably feasible shall furnish INX with drafts of relevant documents reasonably in advance of consultation. INX shall have the right to review and comment on such patent applications and prosecution documents prior to filing in the United States and abroad. INX and 3M agree to cooperate with each other during the patent application and prosecution process by executing papers and providing assistance, data, information, and research records. Failure of 3M to afford INX prior consultation and review of documents shall not constitute material breach of this Agreement.

         (d) The Parties agree to cooperate fully with each other in filing, prosecuting, issuing, maintaining, and licensing patent applications and patents in Joint Patent Rights throughout the world. INX shall pay [ * * * ]percent ([ * * * ]%) of all expenses incurred after the Effective Date in connection with such Patent Management of Joint Patent Rights up to a maximum of [ * * * ] dollars total for all Joint Patent Rights per Calendar Year. Unless otherwise agreed, patent applications claiming Joint Patent Rights shall be prepared and prosecuted by mutually acceptable outside counsel. In the preparation and prosecution of patent applications in the Joint Patent Rights, each Party shall be solely responsible for communicating its interests to the outside counsel, and no employee of any Party shall in any way act as the attorney, agent, or representative of any other Party, or otherwise in any way be responsible for representing or protecting the interests of any other Party. All decisions of the outside counsel shall be final and binding. To the extent not inconsistent with this Agreement, neither Party may assert any claims against the other Party for any act or omission in the preparation, filing, prosecution, issuance, maintenance, licensing, enforcement or defense of patent applications or patents in the Joint Patent Rights. If after the Effective Date INX elects in writing not to reimburse 3MIPC for expenses of patent protection in a particular country including the United States for any patent or patent application in the Joint Patent

Rights, then upon written request of 3MIPC, INX shall assign to 3MIPC all of its rights in that country for such patent or patent application and 3MIPC shall exclusively own the patent or patent application in such country.

8.5 ABANDONMENT OR LAPSE. If INX elects in writing not to file a patent application pursuant to Article 8.6 on a INX Invention or wishes to allow any entire patent application or patent in the INX Patent Rights to become abandoned or lapse, INX shall give 3M IPC written notice of such election promptly, and in no event less than one (1) month prior to the first date that action must be taken to avoid such abandonment or lapse. Subject to the rights of the primary licensor and/or owner, if any, and subject to the rights of any licensee of INX outside the Field, and subject to 3M's reimbursement of all patent expenses incurred by INX, 3M IPC shall have the right to solely file or take over at its sole expense the prosecution or maintenance of any such patent application or patent, and to assume entire ownership of INX's rights therein. In such event, and subject to the rights of the primary licensor and/or owner, if any, and subject to the rights of any licensee of INX outside the Field, 3M and/or 3M IPC shall not be liable to INX in any way with respect to: (a) the payment of Earned Royalty thereon; (b) 3M or 3M IPC's handling of or the results obtained from such filing, prosecution, issuance or maintenance; or (c) any failure of 3M or 3M IPC to so file, prosecute, issue or maintain. In addition, in such event INX to the extent it has the right to do so, shall execute such assignment documents as are reasonably necessary to file, continue prosecution or maintenance of such patent application or patent, without cost to 3M or 3M IPC other than the reimbursement of INX's reasonable out-of-pocket expenses. Other than execution of such assignment documents, INX shall have no liability or responsibility to 3M or any Third Party regarding such assigned patent or application.

8.6      NOTICE. All written notices and other communications pursuant to this
Article 8 shall be sent via facsimile or overnight courier. Notices shall be addressed to:

If to 3M and 3M IPC:

         Office of Intellectual Property Counsel
         3M Innovative Properties Company
         3M Center - 220-11W-01
         2501 Hudson Road
         St. Paul, MN 55144-1000
         United States of America
         Attn:  Medical Division Attorney
         Telephone: 651-733-2180
         Facsimile: 651-736-3833

If to INX:

         Inhibitex, Inc.
         Intellectual Property Counsel
         9005 Westside Parkway
         Alpharetta, Georgia 30004

         With a copy to
         B. Arron Schulman
         Stites & Harbison
         Trans Potomic Plaza
         1199 North Fairfax Street
         Suite 900
         Alexandria, VA 221314-1437
         Tel 703 739 4900
         Fax 703-739-9577


                                    ARTICLE 9
                                    DILIGENCE

         9.1      DILIGENCE.

         (a) FIRST TARGET DILIGENCE. In the event that First Commercial Sale of a Licensed Product for the First Target has not occurred by [ * * * ], then 3M can elect to either (1) have the First Target permanently excluded from the Field; or (2) 3M can pay [ * * * ] per year on the first business day of the Calendar Year following [ * * * ] to maintain such Target in the Field for that Calendar Year. Absent payment or affirmative election as of the first business day of the Calendar Year following [ * * * ], the First Target shall automatically be excluded from the Field

         (b) SECOND TARGET DILIGENCE. On or before [ * * * ], 3M will identify in writing a second Target. In the event 3M wishes to postpone identification of the second Target beyond [ * * * ], then 3M may do so by paying [ * * * ] per year on or before [ * * * ] and January 1 of each Calendar year thereafter in order to preserve its right to identify a second Target. In the event that First Commercial Sale of a Licensed Product for the Second Target has not occurred by the fourth anniversary of the identification of the second Target, then 3M can elect to either (1) have that second Target permanently excluded from the Field, or (2) pay [ * * * ] per year on the first business day of the Calendar Year following the fourth anniversary of the identification of the second Target, and each Calendar Year thereafter, to maintain the second Target in the Field for that Calendar Year. Absent First Commercial Sale, payment or affirmative election as of the fourth anniversary of the date of identification, the second Target shall automatically be excluded from the Field. Absent payment or identification of a second Target on or before [ * * * ], the Field of this Agreement shall be automatically and permanently limited exclusively to the First Target.

         (c) THIRD TARGET DILIGENCE. On or before [ * * * ] 3M will identify in writing a third Target. In the event 3M wishes to postpone identification of the third Target beyond [ * * * ] then 3M may do so by paying [ * * * ] per year on or before [ * * * ] and January 1 of each Calendar year thereafter in order to preserve its right to identify a third Target. In the event that First Commercial Sale of a Licensed Product for the third Target has not occurred by the fourth anniversary of the identification of the third Target, then 3M can elect to either (1) have that third Target permanently excluded from the Field, or (2) pay [ * * * ] per year on the first business day of the Calendar Year following the fourth anniversary of the identification of the third Target, and each Calendar Year thereafter, to maintain the third Target pathogen in the Field for that Calendar Year. Absent First Commercial Sale, payment or affirmative election as of the fourth anniversary of the date of identification, the third Target pathogen shall automatically be excluded from the Field. Absent payment or identification of a third Target on or before [ * * * ], the Field of this Agreement shall be automatically and permanently limited exclusively to the first and second Targets.

         (d) CONCLUSION OF DILIGENCE PAYMENTS. The obligations to identify targets and make payments under Sections 9.1 (a) through (c) shall cease upon the First Commercial Sale of a Licensed Product for a third Target. In the event that First Commercial Sale of a Licensed Product for a Target does not occur prior to the fourth anniversary of its identification as a Target and such failure is due to unanticipated Regulatory Approval or manufacturing issues, then INX and 3M shall negotiate in good faith a new timeline and diligence fee for the same or alternative Target.

         (e) GENERAL DILIGENCE. 3M shall use reasonable commercial efforts to commercialize at least one Licensed Product. In the event a primary license to INX within the INX Patent Rights is terminated by the primary licensor primarily for the reason that INX did not meet the commercially reasonable diligence requirements of that primary license toward commercialization of a product, then 3M shall release INX from any and all claims, liabilities, or causes of action 3M may have against INX arising out of termination of such primary license and removal of such INX Patent Rights from Exhibit A.


                                   ARTICLE 10
                              TERM AND TERMINATION

10.1 TERMINATION. If this Agreement is not terminated sooner as provided for herein, it shall expire with the expiration of the last to expire of the Patent Rights. Unless mutually agreed otherwise by the Parties in writing, the Development Collaboration Program, and all rights and obligations associated with the Development Collaboration Program shall expire two years after Effective Date of this Agreement.

10.2     TERMINATION BY 3M OR 3M IPC.

10.2.1 At any time 3M or 3M IPC shall have the right to terminate this Agreement with respect to any patent application or patent in any country by giving INX three (3) months prior written notice, and (b) upon payment of any balance due for the full annual development support fee for the Calendar Year in which such three (3) month notice period expires, and (c) upon payment of all patent expenses owed under Article 8 hereof, and (d) any and all other fees or payments due as of the expiration of the three month notice period.

10.2.2 If at any time 3M or 3MIPC wishes to terminate this agreement in its entirety without cause, it may do so subject to all of the provisions of 10.2.1 above, 10.3 below and by payment of the 4.2.2 deferred license fee, if not already paid.

10.3 PRIOR OBLIGATIONS AND LIABILITY; NON-WAIVER. No expiration or termination of this Agreement shall relieve any Party of any obligation accrued prior to the date of expiration or termination or relieve a Party in default from liability for damages for breach of this Agreement. Waiver by any Party of a single default or breach or a succession of defaults or breaches shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default or breach.

10.4 SURVIVAL. Upon termination of this Agreement, the confidentiality and non-use provisions of Article 6 shall survive, any sublicense that has been granted under Article 3 shall be co-terminated, the dispute resolution provisions of Article 11 shall survive, and, subject to the exceptions stated therein, the obligations of Article 2 shall survive for two (2) years after the termination.

10.5 TERMINATION FOR CAUSE. Either Party may terminate this Agreement, and the licenses granted herein, at its option, upon the occurrence of any of the following:

10.5.1    The other Party:

                  (a) seeks the liquidation, reorganization, dissolution or winding up of itself (other than dissolution or winding up for the purposes of reconstruction or amalgamation),

                  (b) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets,

                  (c) makes a general assignment for the benefit of its creditors,

                  (d)      commences a voluntary case under the Bankruptcy Code,

                  (e) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization or winding-up, or

                  (f) adopts any resolution of its Board of Directors or stockholders for the purpose of effecting any of the foregoing; or

10.5.2 A proceeding or case shall be commenced without the application or consent of the other Party and such proceeding or case continues undismissed, or an order, judgment or decree approving or ordering any of the following is entered and continues unstayed in effect, for a period of ninety (90) days from and after the date service of process is effected upon the other party, seeking

                  (a) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of all or substantially all of its debts,

                  (b) the appointment of a trustee, receiver, custodian, liquidator or the like of itself or of all or substantially all of its assets, or

                  (c) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or

10.5.3 Upon default by any Party in the performance of any undisputed material obligation hereunder to be performed by such Party, the Party aggrieved by such default shall give notice in writing to the Party in default specifying the matter in default. Unless such default is cured within two (2) months following the giving of such notice (or if such cure cannot be completed within such two
(2) month period, if the cure thereof is not undertaken promptly upon receipt of such notice, and diligently pursued thereafter), then the Party giving such notice may give further written notice to the Party in default terminating this Agreement; in such event, this Agreement shall terminate on the date specified in such further notice, which date shall be no earlier than two (2) months from the date of such further notice.


                                   ARTICLE 11
                               DISPUTE RESOLUTION

11.1 DISPUTE RESOLUTION. Except as specified elsewhere in the Agreement, including but not limited to section 4.9, all disputes arising among the Parties relating to the making or performance of this Agreement shall be resolved in the following order:

11.1.1 By good faith negotiation between representatives of 3M and/or 3M IPC and INX who have authority to fully and finally resolve the dispute. The existence and substance of any negotiations pursuant to this Article 11 shall be considered confidential under this Agreement, shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and any comparable provision, and shall not be used by any Party in any arbitration, court, agency or tribunal in any country for any reason.

11.1.2 The Parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by non-binding mediation using a neutral mediator mutually acceptable to the Parties and with the costs therefor shared equally. All proceedings pursuant to this Article 11.1.2 shall be considered confidential under this Agreement, shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and any comparable provision, and shall not be used by any Party in any arbitration, court, agency or tribunal in any country for any reason.

11.1.3 As to inventorship disputes, by the provisions of Article 11.2, and as to all other disputes, as a last resort only, by litigation.

11.2. INVENTORSHIP DISPUTES. In the event of any dispute between the Parties relating to inventorship of any Invention, the Parties shall submit the dispute to a mutually agreed to third party patent attorney registered in the US for resolution of that dispute. That attorney will apply US law relating to inventorship, and the decision of that attorney shall be binding between the Parties.

11.3 EQUITABLE CONSIDERATIONS. Nothing in this Article 11 shall preclude any Party from taking whatever actions are necessary to prevent immediate, irreparable harm to its interests, including without limitation actions permitted by Articles 10.2 and 10.5.

11.4 PERSONAL JURISDICTION, VENUE AND APPLICABLE LAW. Any questions, claims, disputes, remedies or procedural matters shall be governed exclusively by the laws of the Delaware and of the United States of America, without regard to its principles of conflicts of law. The parties agree that the State of Delaware has a substantial relationship to this transaction and each Party agrees that the courts of Delaware shall have exclusive jurisdiction over them and agrees to submit to the exclusive jurisdiction of such courts. Accordingly, the exclusive venue for any and all dispute resolution, including without limitation litigation relating to this Agreement, the Patent Rights or INX Know How, shall be brought in the State of Delaware in the state or federal court having subject matter jurisdiction.

11.5 DAMAGES. 3M, 3M IPC and INX each agree to waive any right to receive punitive, consequential, special or indirect damages relating in any way to this Agreement

11.6 JURY TRIAL WAIVER. Each Party acknowledges the additional time and expense required for a jury trial versus a bench trial. As it is each Party's intent to minimize the costs of litigation, the Parties hereby waive, to the extent permitted by law, their right to trial by jury in conjunction with any claim or cause of action related to this Agreement, the Patent Rights or both.


                                   ARTICLE 12
                                INDEMNIFICATION

12.1 INDEMNITY. Each party shall indemnify and hold harmless, and hereby forever releases and discharges, the other party, its successors, Affiliates, and permitted sublicensees, from and against all claims, demands, liabilities, losses, damages and expenses, including reasonable attorneys' fees and costs (collectively "Liabilities") to the extent they arise directly out of

                  (a) the breach of any material provision of this Agreement by the indemnifying party, or

                  (b) the gross negligence or willful misconduct of the indemnifying party in complying with its obligations under this Agreement.

12.2 3M INDEMNIFICATION. 3M hereby indemnifies and agrees to defend and to hold INX, its successors and Affiliates, and any licensors of INX harmless from and against all Liabilities to the extent they arise out of or are related to 3M's development, manufacture, use, lease, sublease, sublicense, import, export or sale of Licensed Product including but not limited to Liabilities arising out of any actual or alleged personal injury (including medical monitoring and third party payor costs). This indemnification shall not extend to Liabilities to the extent they arise from the breach of any material provision of this Agreement by INX, or the gross negligence or willful misconduct of INX, its successors or affiliates.

12.3 PROCEDURE. A party (the "Indemnitee") that intends to claim indemnification under this Article 12 shall promptly notify the other party (the "Indemnitor") of any Liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to assume the defense thereof with counsel selected by the Indemnitor; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings or if Indemnitor fails to act under this section
12.3 in a timely manner. The indemnity obligations under this Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if such failure eliminates Indemnitor's ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee with regard to such action under this Article 12, but the omission to so deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.


                                   ARTICLE 13
                                  MISCELLANEOUS

13.1 EXPORT CONTROL. A recipient of technical data or products agrees to comply with all United States Department of Commerce and other United States export controls. Each Party agrees that, unless prior authorization is obtained from the Office of Export Administration, it will not knowingly ship or transfer technical data covered by this Agreement or any direct product of such technical data, directly or indirectly, to any country or any person or any entity in contravention of any Office of Export Administration requirement. 3M shall be responsible for compliance with the United States Export Administration Act of 1979, as amended, the Federal Food, Drug and Cosmetic Act, and other applicable export and re-export laws, their rules and regulations with respect to the export from the United States and re-export of any Licensed Products licensed or developed under this Agreement. INX shall provide reasonable assistance to 3M at 3M's expense as reasonably necessary in any actions associated with such compliance, including obtaining any applicable validated or general license from the United States Department Of Commerce, the FDA or any other agency or department of the United States Government, as required.

13.2 INDEPENDENT CONTRACTORS. INX and 3M each acknowledge that they are independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither INX nor 3M shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of an authorized representative of the other Party to do so.

13.3 FORCE MAJEURE. No Party shall be considered in default or be liable for any delay in performance or for any non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, accident, strike or other labor disturbance, war (whether declared or not), terrorism, sabotage, order or decree of any court or unforeseen or unanticipated action of any governmental authority, or other causes, whether similar or dissimilar to those specified, that cannot reasonably be anticipated or controlled by the Party who failed to perform. Performance is excused only for the duration of the force majeure event and a commercially reasonable time thereafter.

13.4 SEVERABILITY. The provisions of this Agreement shall be deemed severable. Therefore, if any part or provision of this Agreement is rendered void, invalid or unenforceable in any jurisdiction in which this Agreement is performed, then such part or provision shall be severed from the remainder of the Agreement only as to such jurisdiction. Such severance shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts that are void, invalid or unenforceable as aforesaid shall substantially impair the value of the whole agreement to a Party.

13.5     NOTICES. Notices under this Agreement shall be in writing and sent by
(a) Registered or Certified mail, Return Receipt Requested or (b) overnight courier.. Notices sent by Registered or Certified mail, Return Receipt Requested, shall be effective three (3) business days following mailing. Notices sent by overnight courier shall be effective on the business day of the addressee next following the day on which the notice was sent. Notices hereunder shall be addressed to:

If to 3M and 3M IPC:

         Vice President
         3M Medical Division
         3M Center, Bldg. 275
         2501 Hudson Road
         St. Paul, Minnesota 55144-1000
         United States of America

         With a copy to:

         Chief Intellectual Property Counsel
         Office of Intellectual Property Counsel
         3M Innovative Properties Company
         3M Center 220-11W-01
         2501 Hudson Road
         St. Paul, Minnesota 55144-1000
         United States of America

If to Inhibitex, Inc.:

         Inhibitex, Inc.
         9005 Westside Parkway
         Alpharetta, GA 30004
         Attention: President

In proving notice by Registered or Certified mail or by overnight courier, it shall be sufficient to provide actual receipts from the post office or the courier pertinent to the notice.

13.6 INTEGRATION. This Agreement sets forth the entire agreement among the Parties relating to the subject matter herein and supersedes all previous agreements and understandings, whether oral or written, among the Parties with respect to the subject matter of this Agreement.

13.7 AMENDMENT. This Agreement may not be modified, amended or discharged except as expressly stated in this Agreement or by a written agreement signed by an authorized representative of each Party.

13.8 ASSIGNMENT. 3M shall be empowered to authorize or delegate 3M IPC to perform any of its obligations or duties under this Agreement without the permission of INX. 3M IPC shall be empowered to authorize or delegate 3M to perform any of its obligations or duties under this Agreement without the permission of INX. Otherwise, this Agreement and any of the rights and obligations thereof are not assignable without the prior written consent of the other Party hereto, except that either Party may, without consent, assign this Agreement and its rights and delegate its obligations hereunder to an Affiliate or to a Third Party in connection with the transfer or sale of all or substantially all of its business relating to this Agreement, including, but not limited to, assignment to an Affiliate, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee shall assume in writing all rights and obligations of its assignor under this Agreement. Otherwise, neither this Agreement nor any right or obligation hereunder may be assigned or discharged except as expressly stated herein or by a written agreement signed by the Parties hereto.

13.9 SUCCESSION. This Agreement and the rights and obligations granted and undertaken hereunder shall be binding upon and inure to the benefit of the Parties hereto, and their successors, trustee(s) or receiver(s) in bankruptcy and permitted assigns.

13.10 HEADINGS. The article and paragraph headings in this Agreement are for convenience only and shall not constitute a part hereof.

13.11 GUARANTEE OF PERFORMANCE. Each Party hereby guarantees the performance of its affiliates and sublicensees under this Agreement.

13.12 COUNTERPARTS. This Agreement may be executed in three or more counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

13.13 NEGOTIATION AND DRAFTING. This Agreement was negotiated among the Parties, each of whom had the opportunity to consult with legal counsel during the negotiation, drafting, and execution of this Agreement, and the Parties agree that this Agreement shall not be construed against any Party as the drafter.

13.14 REPRESENTATIONS AND WARRANTIES. No Party has relied on any representation or warranty of any kind in entering into this Agreement, or as an inducement to enter into this Agreement, except for those representations and warranties expressly set forth herein.

13.15 THIRD PARTY BENEFICIARY. In any provision of this Agreement that does not refer to both 3M and 3M IPC, the one not mentioned shall be regarded as a third party beneficiary of such provision.

13.16 NO REFERENCE TO OTHER PARTY. No Party will, without the prior written consent of the other unrelated Party (including primary licensors), use in advertising, publicity, or otherwise in connection with products developed in accordance with this Agreement, any trade name, trademark, trade device, service mark, or symbol owned by the other Party.

IN WITNESS WHEREOF, the Parties, through their respective duly authorized officers, have executed this Agreement to be effective as of the last signature date below.

INHIBITEX (INX)



By:               /s/ Joseph M. Patti
         -----------------------------------
                  Joseph M. Patti
         -----------------------------------
Its:              CSO and VP R&D 1-3-07
         -----------------------------------


3M COMPANY (3M)



By:               /s/ Charles Kummeth
         -----------------------------------
                  Charles Kummeth
         -----------------------------------
Its:              1-3-07
         -----------------------------------


3M INNOVATIVE PROPERTIES COMPANY (3M IPC)



By:               [illegible]
         -----------------------------------
                  January 3, 2007
         -----------------------------------
Its:              Secretary
         -----------------------------------
         Agreement Control No. 200604113


Attachments:

Exhibit A: INX Patent Rights
Exhibit B: Development Collaboration Plan
Exhibit C: INX Know How
Exhibit D: Change Order Form
Exhibit E: TAMUS License

                                    EXHIBIT A
                             INHIBITEX PATENT RIGHTS

        PATENTS/APPLICATIONS               TITLE                                                                 LICENSED
                                                                                                                 FROM
-----   -----------------------------      -----------------------------------------------------------------     --------------
1.      US [ * * * ]                       "[ * * * ]" and                                                       [ * * * ]
        US [ * * * ]                       "[ * * * ]"
        US [ * * * ]                                                                          REF#[ * * * ]

2.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        US [ * * * ]                       Retitled: "[ * * * ]"
        Div [ * * * ]                      [ * * * ]
        US [ * * * ]                                                                          REF#[ * * * ]

3.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
                                                                                              REF#[ * * * ]

4.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US00/[ * * * ]                 Retitled: "[ * * * ]"
        Div [ * * * ]                      "[ * * * ]"
                                                                                              REF#[ * * * ]

5.      US [ * * * ]                       "[ * * * ]" [ * * * ]                                                 [ * * * ]
        Div 10/[ * * * ]                   ([ * * * ]")
        Div 10/[ * * * ]                   ("[ * * * ]")
        Div 10/[ * * * ]
        PCT/US99/[ * * * ]                                                                    REF#[ * * * ]

6.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        Div (1) [ * * * ]                  Retitled:  "[ * * * ]"
        Div (2) [ * * * ]
        PCT/US98/[ * * * ]

                                                                                              REF#[ * * * ]

7.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        Div 10/[ * * * ]
        PCT/US98/[ * * * ]                                                                    REF#[ * * * ]

8.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US01[ * * * ]

                                                                                              REF#[ * * * ]

9.      US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        Div 11/[ * * * ]                   ("[ * * * ]")
        PCT/US02/ * * * ]
                                                                                              REF#[ * * * ]

10.     US [ * * * ]                       "[ * * * ]" and                                                       [ * * * ]
        US 10/[ * * * ]                    "[ * * * ]"
        PCT/US02/[ * * * ]                                                                    REF#[ * * * ]

11.     US 09/[ * * * ]                    "[ * * * ]"                                                           [ * * * ]
        PCT/US01/[ * * * ]                                                                    REF#[ * * * ]

        PATENTS/APPLICATIONS               TITLE                                                                 LICENSED
        (CONT.)                                                                                                  FROM
-----   --------------------------------   -----------------------------------------------------------------     --------------
12.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        NO PCT Filing
                                                                                                 REF#P07427

13.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        Div 11/[ * * * ]
        PCT/US02/[ * * * ]                 Renamed "[ * * * ]"
                                                                                                 REF#P07263

14.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US03/[ * * * ]                                                                       REF#P07533

15.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US03/[ * * * ]                                                                       REF#P07556

16.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US03/[ * * * ]3                Retitled: "[ * * * ]"
                                                                                                 REF#P07597

17.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US03/[ * * * ]                 "[ * * * ]"
                                                                                                 REF#P07741

18.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US04/[ * * * ]                 Retitled: "[ * * * ]"
                                                                                                 REF#P08009

19.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US05/[ * * * ]                                                                      REF# P08437

20.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US06/_____                                                                          REF# P08683

21.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US04/[ * * * ]
                                                                                                 REF#P07921

22.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        PCT/US 04/[ * * * ]                                                                      REF#P07951

34.     US [ * * * ]                       "[ * * * ]"                                                            [ * * * ]
                                                                                                REF# P08864

35.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
                                                                                                REF# P08899

36.     US [ * * * ]                       "[ * * * ]"                                                           [ * * * ]
        Div [ * * * ]                                                                            REF#P06628


                LICENSED FROM
------------------------------------------------
[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

[ * * * ]                 [ * * * ]

INX                       Inhibitex owns rights

                                    EXHIBIT B
                         DEVELOPMENT COLLABORATION PLAN

                      Prepared Jointly by Inhibitex and 3M
                                  December 2006

Objective of the Work Plan:

The objective of the work plan is to develop antibodies and/or enabling technologies to be utilized by 3M for in vitro diagnostic assays.

Deliverables:

A.       [ * * * ] AND [ * * * ]:

         1. [ * * * ] will be made and [ * * * ]. The [ * * * ]to be studied are [ * * * ] & [ * * * ]. The [ * * * ] will be used to [ * * * ].

         2.       [ * * * ] of each [ * * * ] will determined for the relevant [
                  * * * ].

         3. [ * * * ] of total [ * * * ] from each [ * * * ] will be performed.

         4. In the appropriate cases, [ * * * ] of each [ * * * ] will be performed using [ * * * ] or [ * * * ]. [ * * * ] will be performed using methodology currently in use at Inhibitex.

B.       CHARACTERIZATION OF [ * * * ]:

         1. A panel of [ * * * ] representing the [ * * * ] expected to be encountered in the clinic will be established utilizing [ * *
                  * ] from the [ * * * ]. The target number for the test panel will be [ * * * ] and will include [ * * * ] to demonstrate [
                  * * * ].

         2. [ * * * ] will be performed with [ * * * ] to establish [ * * *]. [ * * * ] will be explored as a mechanism to enhance the [
                  * * * ]. [ * * * ] will be evaluated under a limited but diverse set of [ * * * ].

         3.       [ * * * ] prepared from the [ * * * ] will be performed with [
                  * * * ] to establish the [ * * * ] in these preparations. [ *
                  * * ] will be evaluated under a limited but diverse set of [ *
                  * * ].

C.       [ * * * ] GENERATION AND SELECTION:

         1.       [ * * * ] will be produced against [ * * * ].

         2.       [ * * * ]: [ * * * ] will be screened for [ * * * ] and for [
                  * * * ] specificity by [ * * * ]

         3. Primary Screen: [ * * * ] will be screened for [ * * * ] and in [ * * * ] of a small number of [ * * * ].

         4. Secondary Screen: Promising [ * * * ] selected during the primary screening will be evaluated against the test strain panel [ * * * ] as well as by [ * * * ].

         5.       [ * * * ] will be [ * * * ] by [ * * * ] and purified at [ * *
                  * ].

D.       [ * * * ] CHARACTERIZATION:

         1.       [ * * * ] for [ * * * ] will be performed.

         2.       The [ * * * ] of [ * * * ] will be determined.

         3. [ * * * ] to confirm [ * * * ] of the [ * * * ] will be performed on a [ * * * ].

         4.       [ * * * ] studies will be performed in an effort to identify [
                  * * * ] that could be used in a [ * * * ] to enhance [ * * * ]. These studies may utilize [ * * * ], and/or [ * * * ] as appropriate.

E.       [ * * * ] ACTIVITIES:

         1. [ * * * ] activities with the [ * * * ] will be performed in a [ * * * ] from a select number of [ * * * ].

         2.       The [ * * * ] of the [ * * * ] and [ * * * ] against the [ * *
                  * ] will be analyzed and compared.

         3.       A direct comparison between the performance of [ * * * ] and [
                  * * * ]of the [ * * * ] will be conducted in the assay to determine the [ * * * ].

         4. Techniques to enhance [ * * * ] in the [ * * * ] will be evaluated, for example: The use of [ * * * ]; the use of [ * *
                  * ] recognizing [ * * * ], etc.

Timing:

MONTHLY: Technical Updates of the DSC (Development Committee) Inhibitex and 3M Biodetection

QUARTERLY: Updates to PSC (Partnership Steering Committee)

                                    EXHIBIT C
                                   INX KNOWHOW

[ * * * ]:

         -        Knowledge of [ * * * ] in [ * * * ] and [ * * * ].

         -        Expertise in [ * * * ] which optimize [ * * * ].

         -        Methods of [ * * * ] for the [ * * * ].

[ * * * ]:

         -        Understanding of [ * * * ] which allowed the design of [ * * *
                  ].

         -        Selection and use of [ * * * ] to produce [ * * * ].

         -        Expertise in [ * * * ] for the purification of [ * * * ].

         -        Methods for evaluating the quantity and quality of [ * * * ].

         -        Knowledge of optimal [ * * * ] specific for each [ * * * ].

[ * * * ]:

         -        Experience in [ * * * ] to produce [ * * * ].

         -        Knowledge of [ * * * ] storage and handling of [ * * * ].

         -        Methods for quantifying the [ * * * ] to a given [ * * * ].

         - Expertise in [ * * * ] for the purification of [ * * * ].* - Methods for the preparation, use and storage of [ * * * ].**

         -        Expertise in [ * * * ] for the preparation of [ * * * ] from [
                  * * * ].**

         -        Methods for evaluating the quantity and quality of [ * * * ].

         -        Knowledge of [ * * * ], storage and handling procedures for [
                  * * * ].


*        For an example see Inhibitex Technical Report # $R0026.00235

**       For examples see Inhibitex Technical Reports # $R0026.00236 and
         $R0026.00237.

                  MATERIALS PROVIDED BY INX TO 3M SINCE 9/14/04

         -        [ * * * ]

         -        [ * * * ] corresponding to the .

         -        [ * * * ].

         -        [ * * * ].

         -        [ * * * ]

         -        [ * * * ]

         -        [ * * * ]

         -        [ * * * ]

         -        [ * * * ]

                                    EXHIBIT D
                                CHANGE ORDER FORM


DEVELOPMENT PLAN NAME:

-------------------------------------------------------------------------------

CHANGE REQUESTED BY:
NAME:
COMPANY:
DATE:

DESCRIPTION OF CHANGE: [Include details here of the task changes or additions and any change in timelines and/or fees, with reference to the original tasks, timeline or fees where applicable. These details may be attached as a schedule to this change order.]


ACCEPTED AND AGREED TO:


INHIBITEX (INX)



By:
         ---------------------------

Date
         ---------------------------


3M COMPANY



By:
         ---------------------------

Date
         ---------------------------

                                    EXHIBIT E
                             TAMUS LICENSE AGREEMENT

See attached.